AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

This Amendment (the “Amendment”) is entered into as of January 1, 2021, by and among The Variable Annuity Life Insurance Company (the “Company”) on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A, as may be amended from time to time (individually and collectively the “Accounts”), and American Beacon Funds, a Massachusetts business trust acting solely on behalf of each of its series listed on Schedule C to the Participation Agreement as defined below, as such schedule may be amended from time to time (each such series hereinafter referred to as the “Fund”), and American Beacon Advisors, Inc. (the “Adviser”), a Delaware corporation.

RECITALS

WHEREAS, the Company, the Fund, and the Adviser (collectively, the “Parties”) have entered into a certain Participation Agreement dated March 23, 2012, as amended (the “Participation Agreement”); and

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”); and

WHEREAS, the Fund maintains on its books and records one or more account(s) that hold and record shares of the Portfolios owned by the Company on behalf of the Accounts; and

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Accounts and/or the Company have certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3” or “the Rule”); and

WHEREAS, the Parties desire to supplement and amend the Participation Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 so as to satisfy the Accounts’ and the Company’s obligations under Rule 30e-2 and enable them to rely on Rule 30e-3;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Adviser hereby agree to supplement and amend the Participation Agreement as follows:

1. Maintaining Website; Posting and Availability of Fund Shareholder Reports and Other Required Materials. The Fund or its designee shall be responsible for and shall fulfill the website posting and other requirements and obligations specified in paragraph (b) of Rule 30e-3, as amended from time to time. Without limiting the generality of the foregoing:

(a). The Fund or its designee shall ensure that, as specified in paragraph (b)(1) of Rule 30e-3, the following Fund materials are posted to a website address specified by the Fund (the “Specified Website”), and are publicly accessible and free of charge on the Specified Website: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; and (iv) Portfolio Holdings For Most Recent First and

Third Fiscal Quarters; all of (i) through (iv) to be as specified in paragraph (b)(1) of Rule 30e-3 (items (i) through (iv) collectively, the “Required Materials”);

(b). The Fund or its designee shall ensure that the Required Materials are presented on the Specified Website in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with paragraph (b)(3) of Rule 30e-3);

(c). The Fund or its designee shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions of paragraph (b)(3) of Rule 30e-3 (in accordance with paragraph (b)(4) of Rule 30e-3);

(d). The Fund or its designee shall ensure that the Required Materials are posted at the Specified Website when required by Rule 30e-3, and kept current (up-to-date) and posted for the duration or period required by Rule 30e-3;

(e). Compliance by the Fund or its designee with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 shall constitute compliance with subsections (a) through (d) of this section 1 of this Amendment (for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 means the Fund); and

(f). The Fund or its designee shall notify the Company of the posting of each of the Required Materials (pursuant to subsection (a) above) prior to or simultaneously with each posting of the Required Materials; said notice shall be in a mutually agreed upon manner (e.g., e-mail) intended to ensure that the Company receives the notice no later than the time that the particular item of Required Material is posted.

2. Content of Required Materials. The Fund or its designee shall be responsible for the content of the Required Materials as posted to the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner, the Fund and the Adviser shall be responsible for ensuring that the Required Materials as posted to the Specified Website:

(a). Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3. Specified Website.

(a). The Specified Website is as identified in Schedule B hereto, as it may be changed by the Fund from time to time; provided, that the Fund shall provide the Company with as much notice as reasonably practicable of any change of the Specified Website, but in no event less than 60 days prior written notice of any such change.

(b). The Fund or its designee shall ensure that the Specified Website address is “specific enough,” and that any links thereon are sufficiently “prominent,” to meet the requirements of paragraph (c)(1)(iv) of Rule 30e-3 (in addition to the requirements of paragraph (b) of the Rule).

4. Paper Notice to Contract Owners. The Company shall be responsible for providing the paper Notice to its Contract Owners, in accordance with paragraphs (c) and (d) of Rule 30e-3 (except that the Company is not responsible for the website requirements specified in paragraph (c)(1)(iv) of the Rule, which are the responsibility of the Fund or its designee pursuant to subsection 3(b) above).

5. Delivery of Paper Copy Upon “Ad Hoc” Request. The Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3.

6. Investor Elections to Receive Future Fund Reports in Paper. The Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3.

7. Provision of Paper or Electronic Documents. The Fund and the Adviser shall:

(a). At their expense, provide the Company with sufficient paper copies of the then current Required Materials as the Company shall reasonably request, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners under sections 5 and 6 above (see paragraphs (e) and (f) of Rule 30e-3). Such requests shall be fulfilled reasonably promptly within a time frame that will allow the Company to deliver such Required Materials in accordance with applicable regulations.

(b). Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “print ready” copies of the current Required Materials as set in type, or at the request of the Company, any other reasonable format suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Required Materials printed for distribution pursuant to sections 5 and 6 hereof, as such Required Materials are posted to the Specified Website; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

8. Force Majeure Event. Each Party is excused from performance under this Amendment and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism (actual or threatened), actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Amendment shall be immediately suspended for the duration of such Force Majeure Event.

9. Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). The Parties have entered into the Participation Agreement between and among them for the purchase and redemption of shares of the Funds by separate accounts maintained by the Company. This Amendment supplements the Participation Agreement. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

10. Termination. This Amendment shall terminate upon the earlier of:

(a). termination of the Participation Agreement; or

(b). 180 days written notice from any Party to the other Parties.

11. Indemnification. The Fund and the Adviser specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund or Adviser to maintain the Specified Website and post the Required Materials in accordance with the terms of this Amendment and to fulfill their other duties and responsibilities under this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement, but shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

12. Notices. All notices or other communications required or provided for in this Amendment to any Party shall be duly given if:

(a). sent by registered or certified mail, mailed, first class postage prepaid, hand delivered or sent by overnight courier service to the applicable address set forth below; or

(b). sent to an authorized employee, agent or representative of the receiving Party by electronic mail or by facsimile, at the electronic address that the recipient Party may from time to time specify in writing to the other Party(ies).

The Company:

The Variable Annuity Life Insurance Company

2929 Allen Parkway, L13-20
Houston, TX 77019
Attention: Thomas M. Ward
E-mail: Tom.Ward@aig.com
Phone: (713) 831-5399

copy to:

The Variable Annuity Life Insurance Company
2919 Allen Parkway, L4-01
Houston, TX 77019
Attention: General Counsel

The Fund:

American Beacon Funds
220 E. Las Colinas Blvd., Suite 1200
Irving, TX 75039
Attention: Terri L. McKinney
E-mail: terri.mckinney@resolutemanagers.com
Phone: (817) 391-6070

copy to:

American Beacon Advisors, Inc.
220 E. Las Colinas Blvd., Suite 1200
Irving, TX 75039
Attention: General Counsel
E-mail: rim.legal@resolutemanagers.com
Phone: (817) 391-6100

The Adviser:
American Beacon Advisors, Inc.
220 E. Las Colinas Blvd., Suite 1200
Irving, TX 75039
Attention: Terri McKinney
E-mail: terri.mckinney@resolutemanagers.com
Phone: (817) 391-6070
With Copy to General Counsel

13. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of laws.

14. Assignment. No Party to this Amendment may assign this Amendment, or any of the rights, obligations, or liabilities under this Amendment, without the written consent of all Parties hereto.

15. Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

16. Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Adviser under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, on behalf of itself and each separate account set forth on Schedule A

By:

Print Name: Thomas M. Ward

Title: Vice President

Date:	3/25/2021

AMERICAN BEACON ADVISORS, INC.

By: 20210323-378737

Print Name: Jeffrey K. Ringdahl

Title: President

Date: March 23, 2021

AMERICAN BEACON FUNDS, acting solely on

behalf of each of its series listed on Schedule C to the

Participation Agreement, severally and not jointly

By:

Print Name: Terri L. McKinney

Title: Vice President

Date: March 23, 2021

SCHEDULE A

Separate Accounts of the Company

The Variable Annuity Life Insurance Company Separate Account A

SCHEDULE B

Specified Website

www.americanbeaconfunds.com/reports